As filed with the Securities and Exchange Commission on March 25, 2009

Registration No. 333-138917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVERION INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-4354185
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Turnpike Rd.
Southborough, MA 01772
(508) 597-6000
(Address and telephone number of registrant’s principal executive offices)

Averion International Corp. 2005 Equity Incentive Plan, as amended
(Full title of the plan)

Dr. Markus H. Weissbach Chief Executive Officer Averion International Corp. 225 Turnpike Rd. Southborough, MA 01772 (508) 597-6000 (Name, address and telephone number of agent for service)	Copy to: Adam C. Lenain, Esq. Foley & Lardner LLP 402 W. Broadway, Suite 2100 San Diego, CA 92101 (619) 234-6655

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

We filed a registration statement on Form S-8 (File No. 333-138917) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on November 22, 2006, registering seventy five million (75,000,000) shares of our common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to our 2005 Equity Incentive Plan, as amended (the “Plan”).  The Registration Statement became effective immediately upon filing with the SEC.

The Shares registered for issuance pursuant to the Plan under the Registration Statement included: (i) twenty five million (25,000,000) shares of our common stock originally authorized for issuance under our Plan by filing of a registration statement on Form S-8 (File No. 333-132405); and (ii) an additional fifty million (50,000,000) shares of our common stock authorized for issuance under our Plan pursuant to an amendment to the Plan to increase the number of shares of our common stock available for issuance under the Plan from fifty million (50,000,000) shares to one hundred million (100,000,000) shares, which amendment became effective as of September 21, 2006.

In accordance with the undertaking contained in Part II, Item 9 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, we are filing this post-effective amendment (“Post-Effective Amendment No. 1”) to remove from registration all of the Shares which remain unsold under the Registration Statement as of the date hereof.

Our Board of Directors has determined to terminate the offering of the Shares registered under the Registration Statement.  Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares that are registered but unsold under the Registration Statement as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Southborough, Commonwealth of Massachusetts, on March 25, 2009.

AVERION INTERNATIONAL CORP.

By:	/s/ Dr. Markus H. Weissbach
Name: Dr. Markus H. Weissbach
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 25, 2009:

Signature	Title	Date

/s/ Dr. Markus H. Weissbach	Chief Executive Officer (principal executive officer)	March 25, 2009
Dr. Dr. Markus H. Weissbach

/s/ Lawrence R. Hoffman	Chief Financial Officer (principal financial and	March 25, 2009
Lawrence R. Hoffman	accounting officer)

/s/ Dr. Philip T. Lavin	Executive Chairman and Director	March 25, 2009
Dr. Philip T. Lavin

/s/ Michael Falk	Chairman and Director	March 25, 2009
Michael Falk

/s/ Cecilio M. Rodriguez	Director	March 25, 2009
Cecilio M. Rodriguez

/s/ Robert D. Tucker	Director	March 25, 2009
Robert D. Tucker

/s/ Alastair McEwan	Director	March 25, 2009
Alastair McEwan

/s/ James Powers	Director	March 25, 2009
James Powers

3